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                                  EXHIBIT 99.1


DLB OIL & GAS, INC.
                                                 1601 N.W. Expressway, Suite 700
                                                   Oklahoma City, OK  73118-1401
                                                            Phone:  405-848-8808
                                                               Fax: 405-848-9449

NEWS RELEASE

For Further Information                              FOR IMMEDIATE RELEASE
Contact: Fred Standefer
              Vice President Corporation Development
              (405) 848-8808

                      DLB TO MERGE MID-CONTINENT/BARBADOS
                   ASSETS INTO CHESAPEAKE ENERGY CORPORATION,
                          AND SPIN-OFF BAYARD AND WRT

OKLAHOMA CITY, OKLAHOMA - October 22, 1997 - DLB Oil & Gas, Inc. (NASDAQ-DLBI) today announced that it has entered into a definitive merger agreement with Chesapeake Energy Corporation pursuant to which DLB shareholders will realize the value of their DLB shares in the form of three separate securities.

Consideration will consist of $65 million of Chesapeake common stock and the assumption of approximately $85 million in debt and other liabilities for DLB's Mid-Continent and Barbados oil and gas assets. As of June 30, 1997, proved reserves attributable to these properties were estimated by the Company to be approximately 27 million barrels of oil equivalent. In addition, as part of the transaction, DLB shareholders will receive their proportionate share of the common stock of Bayard Drilling Technologies, Inc. (Bayard) and WRT Energy, Inc. (WRT) owned by DLB. DLB currently owns 2,955,000 shares of Bayard and 10,354,198 shares of WRT, all of which will be distributed to DLB shareholders.

Charles Davidson, DLB's Chairman, said, "This merger will allow DLB shareholders to enjoy the benefits of direct ownership of the three distinct assets currently in our portfolio. First, each of us as shareholders will own equity in Bayard Drilling, which is one of the largest land contract drilling companies in the United States. Second, we will achieve significant operational synergies by combining our Mid-Continent assets and our team with Chesapeake. Third, by virtue of our WRT position, we will also own interests in a focused South Louisiana exploration and production company with excellent core assets in one of the most exciting areas in the country. We believe this realignment of our three core businesses will ultimately maximize the value inherent in each unique segment."
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Mark Liddell, DLB's President, stated "Strategically, we believe this transaction creates the best way to participate in the rapid consolidation we see occurring in both oil field services and exploration and production. Our fellow shareholders will experience higher liquidity, diversification, and increased exposure to the positive effects of the consolidation process."

Under the terms of the merger, a subsidiary of Chesapeake will merge with and into DLB. In the merger, shares of DLB common stock will be converted into the right to receive: (1) a fractional interest in a share of Chesapeake common stock equal to $65 million divided by the average of the closing prices of Chesapeake stock for each of the first 20 consecutive trading days in the period commencing 25 trading days prior to the date of DLB's special stockholders meeting with respect to the merger, divided by the number of shares outstanding on the closing date, (2) a number of shares of Bayard common stock equal to 2,955,000 divided by the number of DLB shares outstanding on the closing date, and (3) a number of shares of WRT common stock equal to 10,354,198 divided by the number of DLB shares outstanding on the closing date. In the event that the average closing price for Chesapeake common stock used in this calculation is less than $7.50 per share, each of DLB and Chesapeake shall have the right, but not the obligation, to terminate the merger agreement. Chesapeake will have the option to pay $65 million in cash rather than in shares of Chesapeake common stock.

The merger is subject to approval of the holders of at least a majority of the outstanding shares of DLB common stock as of the record date for the DLB special shareholders meeting. The company anticipates a mid-January date for the special meeting of shareholders. DLB currently has 12,975,000 shares outstanding. Option acceleration under existing incentive plans may affect the shares outstanding at closing. Charles Davidson, Mark Liddell and Mike Liddell, who collectively own over 75% of DLB's outstanding common stock, have entered into an agreement with Chesapeake pursuant to which, among other things, they have agreed to vote in favor of the merger at the DLB special meeting.

The distributions of the WRT and Bayard shares will be subject to the effectiveness of registration statements for such shares under the Securities Act of 1933. In addition, the shares of Bayard, assuming a successful initial public offering, will not be distributed until the expiration of 180 days from the date of the pricing of Bayard's IPO. Pending distribution of the WRT and Bayard shares, the shares will be held in escrow by the exchange agent for the merger.

Lehman Brothers acted as DLB's financial advisor in connection with the merger and DLB's review of strategic alternatives.

Chesapeake Energy Corporation (NYSE-CHK) is an Oklahoma City based independent oil and gas exploration company with approximately 67 million barrels of oil equivalent of proved reserves at June 30, 1997. The company utilizes advanced drilling and completion techniques to develop significant new oil and natural gas discoveries in major onshore producing areas of the United States.

Bayard Drilling Technologies is a leading provider of contract drilling services to major and independent oil and gas companies and operates the fifth largest land drilling fleet in the United

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States and is the market-share leader in Oklahoma. As of August 15, 1997, the
Bayard fleet consisted of 54 rigs primarily focused on deep drilling applications (well depths of 15,000 feet or greater). Bayard is headquartered in Oklahoma City. DLB acquired its interest in Bayard on October 16, 1997 upon the merger of DLB's Bonray Drilling subsidiary with a Bayard subsidiary, realizing a substantial return on its investment of approximately $18 million in Bonray.

WRT Energy Corporation is an Oklahoma City-based independent oil and gas exploration company, which owns interests in 19 field in south Louisiana. As of December 31, 1996, WRT proved reserves, as estimated by Netherland, Sewell, and Associates, Inc. totaled approximately 28 million barrels of oil equivalent.

DLB Oil and Gas, Inc. is an Oklahoma City-based independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. The Company's common stock trades under the symbol of DLBI.

This material includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, prepared by the Company and security analysts. The opinions, forecasts, projections or other statements other than statements of historical fact, including, without limitation, estimates of proved reserves of oil and gas, reserve potential and plans and objectives of management of the Company for financing, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission.